Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal First Quarter Ended January 31, 2013

WATERTOWN, CT -- (Marketwire - March 18, 2013) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its first quarter of fiscal year 2013. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the quarter ending January 31, 2013 decreased 1%, to $17.0 million from $17.2 million for the same quarter in fiscal 2012. Gross profit was $8.6 million in the first quarter for both periods. Gross profit as a percentage of sales improved to 51% in the first quarter of 2013 from 50% for the comparable quarter a year ago. The loss from operations in the first three months of fiscal year 2013 was $163,000 compared to income from operations of $427,000 in the same period of 2012. The net loss for the quarter ended January 31, 2013 was $406,000 compared $54,000 in the quarter ended January 31, 2012. The increase in the net loss for the period is attributable to higher operating expenses in the first quarter of 2013 as compared to the same period in 2012.

"We're seeing mixed overall performance as we continue to adjust our business model against strong economic and competitive headwinds," stated Peter Baker, President & CEO of Crystal Rock Holdings. "While we are encouraged by the growth and expansion of our office products business, our core water and coffee markets are increasingly competitive and also being strongly commoditized by online retailers, brick & mortar retailers and grocery channels. The connectivity between sales performance, distribution efforts, operational efficiency and technology automation continue to be our highest priorities. As part of our strategic initiatives, we continue to balance current operational capabilities against growth plans that map the entire customer journey and integrate a stronger sales pipeline."

The Company also announced that on March 13, 2013 it refinanced its Credit Agreement with Bank of America. The new facility provides an $11 million term loan and $5 million line of credit. In conjunction with the refinancing, the Company repaid $1.5 million of subordinated debt reducing the outstanding balance from $11.5 million to $10 million.

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                                         (Unaudited)
                                                     Three Months Ended:
                                                 --------------------------
                                                  January 31,   January 31,
                                                     2013          2012
                                                 ------------  ------------
(000's $)

Sales                                            $     17,043  $     17,234

(Loss) Income from operations                    $       (163) $        427

Net Loss                                         $       (406) $        (54)

Basic net loss per share                         $      (0.02) $      (0.00)
Diluted net loss per share                       $      (0.02) $      (0.00)

Basic Wgt. Avg. Shares Out. (000's)                    21,381        21,389
Diluted Wgt Avg. Shares Out. (000's)                   21,381        21,389

Note: This press release contains a forward-looking statement about executing a sales growth plan and increasing efficiency in logistics with respect to serving our customers. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and accomplishing operating efficiencies requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. There is no assurance we can succeed in achieving either greater sales or efficiency. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2012, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15